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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
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                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
                                              Statement                     Trading Symbol                       of Original
     Trident Capital Management, L.L.C.       (Month/Day/Year)                                                   (Month/Day/Year)
----------------------------------------                                    Pegasus Systems, Inc. (PEGS)
     (Last)     (First)     (Middle)           August 6, 1997            --------------------------------     7. Individual or
                                           ----------------------------  5. Relationship of Reporting            Joint/Group Filing
     2480 Sand Hill Road, Suite 100        3. IRS or Social Security          Person to Issuer                   (check applicable
----------------------------------------      Number of Reporting           (Check all applicable)               box)
             (Street)                         Person (Voluntary)               Director     X    10% Owner       [ ] Form filed by
                                                                         -----            -----                      One Reporting
     Menlo Park, California    94025       ----------------------------        Officer           Other (specify      Person
--------------------------------------                                   -----            -----        below)    [ ] Form filed by
      (City)      (State)      (Zip)                                     (give title below)                          More than One
                                                                                                                     Reporting
                                                                         ---------------------------                 Person
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                                                TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security             2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                       Beneficially Owned              Direct (D) or              Beneficial
                                     (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                     (Instr. 5)
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  Common Stock                       1,496,693                       I                          By Information Associates, LP (1)
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  Common Stock                          41,769                       I                          By Information Associates, LP (1)
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(1)  The Reporting Person is the general partner of these two partnerships which own such shares. The Reporting Person disclaims beneficial ownership of all shares in which it does not have an actual pecuniary interest.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Stock Options                    N/A       N/A              N/A          N/A          N/A           N/A         N/A
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Explanation of Responses:
                                                                            By: Trident Capital Management, L.L.C.        8/19/97
**Intentional misstatements or omissions of facts constitute Federal        --------------------------------------     -------------
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           its General Partner                             Date
                                                                            By: /s/ Donald R. Dixon
                                                                            **Signature of Reporting Person

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)



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